Exhibit 4.2

Form of Common Stock Purchase Warrant

NEITHER THIS SECURITY NOR THE SECURITIES INTO WHICH THIS SECURITY IS EXERCISABLE HAS BEEN REGISTERED WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS AS EVIDENCED BY A LEGAL OPINION OF COUNSEL TO THE TRANSFEROR TO SUCH EFFECT, THE SUBSTANCE OF WHICH SHALL BE REASONABLY ACCEPTABLE TO THE COMPANY. INVESTORS SHOULD BE AWARE THAT THEY MAY BE REQUIRED TO BEAR THE FINANCIAL RISKS OF THIS INVESTMENT FOR AN INDEFINITE PERIOD OF TIME.

COMMON STOCK PURCHASE WARRANT

To Purchase [___] Shares of Common Stock of

SKYX PLATFORMS CORP.

February 6, 2023 (the “Issuance Date”)

THIS COMMON STOCK PURCHASE WARRANT (the “Warrant”) CERTIFIES that, for value received, [___] (the “Holder”), is entitled, upon the terms and subject to the limitations on exercise and the conditions hereinafter set forth, at any time on or after the date of this Warrant and on or prior to the fifth (5th) anniversary of the Issuance Date (the “Termination Date”) but not thereafter, subject to Section 3 hereof, to subscribe for and purchase from SKYX Platforms Corp., a Florida corporation (the “Company”), up to [___] shares (the “Warrant Shares”) of the common stock, no par value per share, of the Company (the “Common Stock”). Capitalized terms used, but not otherwise defined, in this Warrant have the meanings ascribed to them in the Securities Purchase Agreement, dated as of February 6, 2023 (the “Purchase Agreement”) among the Company and the original Holder, as amended, modified or supplemented from time to time in accordance with its terms.

1. Title to Warrant. Prior to the Termination Date and subject to compliance with applicable laws, including transfer restrictions imposed by applicable securities laws, and Section 7 of this Warrant, this Warrant and all rights hereunder are transferable, in whole or in part, at the office or agency of the Company by the Holder in person or by duly authorized attorney, upon surrender of this Warrant together with the Assignment Form attached hereto properly endorsed. The transferee shall sign an investment letter in form and substance reasonably satisfactory to the Company.

2 Authorization of Shares. The Company covenants that all Warrant Shares that may be issued upon the exercise of the purchase rights represented by this Warrant in accordance with the terms of this Warrant, including the payment of the exercise price for such Warrant Shares, will, upon exercise of the purchase rights represented by this Warrant, be duly authorized, validly issued, fully paid and nonassessable and free from all taxes, liens and charges in respect of the issue thereof (other than taxes in respect of any transfer occurring contemporaneously with such issue).

3. Exercise of Warrant.

(a) The exercise price for this Warrant shall equal USD $3.00, subject to adjustment as provided for herein (the “Exercise Price”); provided, however, the Exercise Price shall be reduced, and only reduced, after the Registration Date to the lower of the Exercise Price on the Registration Date and the lowest Closing Price during the 10 Trading Days immediately following the Registration Date; provided, however, that in no event shall the Exercise Price be reduced to an amount that less than USD $2.70.

(b) For the purposes of this agreement:

(i) “Registration Date” means the date that the Registration Statement is declared effective by the SEC.

(ii) “Closing Price” means the closing price per share of Common Stock on the Trading Market on a Trading Day, as reported by the Trading Market.

(iii) “Trading Day” means a day on which the principal Trading Market is open for trading.

(iv) “Trading Market” means any of the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: the NYSE American, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, the New York Stock Exchange (or any successors to any of the foregoing).

(c) Subject to the Conversion and Exercise Share Cap (as such term is defined in the Purchase Agreement), at any time prior to or on the Termination Date, the Holder may exercise this Warrant to purchase all or a portion of the Warrant Shares at the Exercise Price by following the procedures set forth in this Section 3. If the number of Warrant Shares upon exercise would result in the issuance of shares of Common Stock in excess of the Conversion and Exercise Share Cap, the Holder shall not have the right to exercise any portion of the Warrant, and the Company will not have any further obligation to deliver any shares, in excess of the Conversion and Exercise Share Cap (the “Excess Shares”) for such exercise. The Excess Shares shall be deemed null and void and shall be cancelled ab initio, and the Company shall return to the Holder the exercise price paid by the Holder for the Excess Shares.

(d) Exercise of the purchase rights represented by this Warrant may be made at any time or times on or before the Termination Date by delivery to the Company of a duly executed Notice of Exercise Form annexed hereto (or such other office or agency of the Company as it may designate by notice in writing to the registered Holder at the address of such Holder appearing on the books of the Company) and surrender of this Warrant, together with payment of the aggregate Exercise Price of the shares thereby purchased by wire transfer or cashier’s check drawn on a United States bank in immediately available funds. Certificates for shares purchased hereunder shall be delivered to the Holder promptly following the delivery to the Company of the Notice of Exercise Form, surrender of this Warrant and payment of the aggregate Exercise Price as set forth above (“Warrant Share Delivery Date”). This Warrant shall be deemed to have been exercised on the later of the date the Notice of Exercise is delivered to the Company and the date the Exercise Price is received by the Company. The Warrant Shares shall be deemed to have been issued, and the Holder or any other person so designated to be named therein shall be deemed to have become a holder of record of such shares for all purposes, as of the date the Warrant has been exercised by payment to the Company of the Exercise Price and all taxes required to be paid by the Holder, if any, pursuant to Section 5 prior to the issuance of such shares, have been paid.

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(e) If this Warrant shall have been exercised in part, the Company shall, at the time of delivery of the certificate or certificates representing Warrant Shares, deliver to the Holder a new Warrant evidencing the rights of the Holder to purchase the unpurchased Warrant Shares called for by this Warrant, which new Warrant shall in all other respects be substantially identical with this Warrant.

(f) Holder’s Exercise Limitations. The Company shall not effect any exercise of this Warrant, and a Holder shall not have the right to exercise any portion of this Warrant, to the extent that after giving effect to the exercise set forth on the applicable notice of exercise, the Holder (together with the Holder’s Affiliates, and any other Persons acting as a group together with the Holder or any of the Holder’s Affiliates (such Persons, “Attribution Parties”)) would beneficially own in excess of the Beneficial Ownership Limitation (as defined below). For purposes of the foregoing sentence, the number of shares of Common Stock beneficially owned by the Holder and its Affiliates and Attribution Parties shall include the number of shares of Common Stock issuable upon exercise of this Warrant with respect to which such determination is being made, but shall exclude the number of Warrant Shares which would be issuable upon (i) exercise of the remaining, unconverted Warrant Shares beneficially owned by the Holder or any of its Affiliates or Attribution Parties and (ii) exercise or conversion of the unexercised or unconverted portion of any other securities of the Company subject to a limitation on conversion or exercise analogous to the limitation contained herein (including, without limitation, any other Warrants or the Notes) beneficially owned by the Holder or any of its Affiliates or Attribution Parties. Except as set forth in the preceding sentence, for purposes of this Section 3(f), beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. To the extent that the limitation contained in this Section 3(f) applies, the determination of whether this Warrant is exercisable (in relation to other securities owned by the Holder together with any Affiliates and Attribution Parties) and of how many Warrant Shares are exercisable shall be in the sole discretion of the Holder, and the submission of a notice of exercise shall be deemed to be the Holder’s determination of whether this Warrant may be exercised (in relation to other securities owned by the Holder together with any Affiliates or Attribution Parties) and which principal amount of this Warrant is exercisable, in each case subject to the Beneficial Ownership Limitation, and the Company shall have no obligation to verify or confirm the accuracy of such determination. In addition, a determination as to any group status as contemplated above shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. For purposes of this Section 3(f), in determining the number of outstanding shares of Common Stock, the Holder may rely on the number of outstanding shares of Common Stock as reflected in (A) the Company’s most recent periodic or annual report filed with the Commission, as the case may be, (B) a more recent public announcement by the Company, or (C) a more recent written notice by the Company or the Company’s transfer agent setting forth the number of shares of Common Stock outstanding. Upon the written or oral request (which may be via email) of a Holder, the Company shall within three Trading Days confirm orally and in writing to the Holder the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Company, including this Warrant, by the Holder or its Affiliates since the date as of which such number of outstanding shares of Common Stock was reported. The “Beneficial Ownership Limitation” shall be [4.99%/9.99%] of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock issuable upon exercise of this Warrant. The Holder, upon notice to the Company, may increase or decrease the Beneficial Ownership Limitation provisions of this Section 3(f), provided that the Beneficial Ownership Limitation in no event exceeds 9.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock upon exercise of this Warrant held by the Holder and the Beneficial Ownership Limitation provisions of this Section 3(f) shall continue to apply. Any increase in the Beneficial Ownership Limitation will not be effective until the 61st day after such notice is delivered to the Company. The Beneficial Ownership Limitation provisions of this paragraph shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 3(f) to correct this paragraph (or any portion hereof) which may be defective or inconsistent with the intended Beneficial Ownership Limitation contained herein or to make changes or supplements necessary or desirable to properly give effect to such limitation. The limitations contained in this paragraph shall apply to a successor holder of this Warrant.

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4. No Fractional Shares or Scrip. No fractional shares or scrip representing fractional shares shall be issued upon the exercise of this Warrant. As to any fraction of a share which the Holder would otherwise be entitled to purchase upon such exercise, the Company shall pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the Exercise Price.

5. Charges, Taxes and Expenses. Issuance of certificates for Warrant Shares shall be made without charge to the Holder for any issue or transfer tax or other incidental expense in respect of the issuance of such certificate, all of which taxes and expenses shall be paid by the Company, and such certificates shall be issued in the name of the Holder or in such name or names as may be directed by the Holder; provided, however, that in the event certificates for Warrant Shares are to be issued in a name other than the name of the Holder, this Warrant when surrendered for exercise shall be accompanied by the Assignment Form attached hereto duly executed by the Holder; and the Company may require, as a condition thereto, the payment of a sum sufficient to reimburse it for any transfer tax incidental thereto.

6. Closing of Books. The Company will not close its stockholder books or records in any manner which prevents the timely exercise of this Warrant, pursuant to the terms hereof.

7. Transfer, Division and Combination.

(a) Subject to compliance with any applicable securities laws and the conditions set forth in Sections 1 and 7(d) hereof, this Warrant and all rights hereunder are transferable, in whole or in part, upon surrender of this Warrant at the principal office of the Company, together with a written assignment of this Warrant substantially in the form attached hereto duly executed by the Holder or its agent or attorney and funds sufficient to pay any transfer taxes payable upon the making of such transfer. Upon such surrender and, if required, such payment, the Company shall execute and deliver a new Warrant or Warrants in the name of the assignee or assignees and in the denomination or denominations specified in such instrument of assignment, and shall issue to the assignor a new Warrant evidencing the portion of this Warrant not so assigned, and this Warrant shall promptly be cancelled.

(b) The Company shall prepare, issue and deliver at its own expense (other than transfer taxes) the new Warrant or Warrants under this Section 7.

(c) The Company agrees to maintain, at its aforesaid office, books for the registration and the registration of transfer of the Warrants.

(d) The Company may require, as a condition of allowing such transfer, (i) that the Holder or transferee of this Warrant, as the case may be, furnish to the Company a written opinion of counsel (which opinion shall be in form, substance and scope customary for opinions of counsel in comparable transactions) to the effect that such transfer may be made without registration under the Securities Act and under applicable state securities or blue sky laws, (ii) that the holder or transferee execute and deliver to the Company an investment letter in form and substance acceptable to the Company and (iii) that the transferee be an “accredited investor” as defined in Rule 501(a) promulgated under the Securities Act or a qualified institutional buyer as defined in Rule 144A(a) under the Securities Act.

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8. No Rights as Shareholder until Exercise. This Warrant does not entitle the Holder to any voting rights or other rights as a shareholder of the Company prior to the exercise hereof. Upon the surrender of this Warrant and the payment of the aggregate Exercise Price, the Warrant Shares so purchased shall be and be deemed to be issued to such Holder as the record owner of such shares as of the close of business on the later of the date of such surrender or payment.

9. Loss, Theft, Destruction or Mutilation of Warrant. The Company covenants that upon receipt by the Company of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Warrant or any stock certificate relating to the Warrant Shares, and in case of loss, theft or destruction, of indemnity or security reasonably satisfactory to it (which, in the case of the Warrant, shall not include the posting of any bond), and upon surrender and cancellation of such Warrant or stock certificate, if mutilated, the Company will make and deliver a new Warrant or stock certificate of like tenor and dated as of such cancellation, in lieu of such Warrant or stock certificate.

10. Saturdays, Sundays, Holidays, etc. If the last or appointed day for the taking of any action or the expiration of any right required or granted herein shall be a Saturday, Sunday or a legal holiday, then such action may be taken or such right may be exercised on the next succeeding day not a Saturday, Sunday or legal holiday.

11. Certain Adjustments.

(a) Consolidation; Merger; Reclassification.

(i) In case of any consolidation with or merger of the Company with or into another entity (other than a merger or consolidation in which the Company is the surviving or continuing corporation), or in case of any sale, lease, or conveyance to another entity of substantially all of the property and assets of any nature of the Company, such successor, leasing, or purchasing entity, as the case may be, shall (i) execute with the Holder an agreement providing that the Holder shall have the right thereafter to receive upon exercise of this Warrant solely the kind and amount of shares of stock and other securities, property, cash, or any combination thereof receivable upon such consolidation, merger, sale, lease, or conveyance by the Holder of the number of Warrant Shares into which this Warrant might have been exercised into immediately prior to such consolidation, merger, sale, lease, or conveyance and/or (ii) make effective provision in its certificate of incorporation or otherwise, if necessary, to effect such agreement.

(ii) In case of any reclassification or change of the Warrant Shares issuable upon exercise of this Warrant in accordance with Section 3 hereof (other than a change in par value or from no par value to a specified par value), or in case of any consolidation or merger of another entity into the Company in which the Company is the continuing corporation and in which there is a reclassification or change (including a change to the right to receive cash or other property) of the Warrant Shares issuable upon the exercise of this Warrant in accordance with Section 3 hereof (other than a change in par value, or from no par value to a specified par value), the Holder shall have the right thereafter to receive upon exercise of this Warrant solely the kind and amount of shares of stock and other securities, property, cash, or any combination thereof receivable upon such reclassification, change, consolidation, or merger of the number of Warrant Shares into which this Warrant might have been exercised immediately prior to such reclassification, change, consolidation, or merger.

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(iii) The above provisions of this Section 11(a) shall similarly apply to successive reclassifications and changes of shares of Common Stock and to successive consolidations, mergers, sales, leases, or conveyances.

(b) Subsequent Equity Sales. If, during the twelve (12) months following the Issuance Date, the Company issues or sells any Common Stock, or any securities which are convertible into or exchangeable for its Common Stock or any convertible securities, or any warrants or other rights to subscribe for or to purchase or any options for the purchase of its Common Stock or any such convertible securities (such issuances, collectively, a “Dilutive Issuance”) at a price per share of Common Stock that is less than the Exercise Price (the price per share used in respect of such Dilutive Issuance, the “Dilutive Issuance Price”), then simultaneously with the consummation of each Dilutive Issuance, the Exercise Price shall be reduced to equal the greater of (i) the Dilutive Issuance Price as to such Dilutive Issuance, or (ii) USD $2.70. The adjustment provided for in this Section 11(b) shall not apply to an Exempt Issuance.

(c) Exempt Issuances. For purposes of this Warrant, an “Exempt Issuance” means the issuance of (a) any securities issued in connection with the Acquisition; (b) shares of Common Stock or Common Stock Equivalents issued to employees, officers, directors, consultants or service providers of the Company pursuant to any stock or option plan duly adopted for such purpose or other agreement duly authorized by the Company’s board of directors; (c) shares of Common Stock or Common Stock Equivalents issued in connection with the conversion or exercise of Common Stock Equivalents outstanding as of the Issuance Date; (d) shares of Common Stock or Common Stock Equivalents issued in connection with the acquisition of another company by the Company, provided that the Company is the surviving entity; or (e) any securities issued pursuant to commercial arrangements, acquisitions or strategic transactions approved by a majority of the disinterested directors of the Company.

12. Authorized Shares. The Company covenants that during the period the Warrant is outstanding, it will reserve from its authorized and unissued Common Stock a sufficient number of shares to provide for the issuance of the Warrant Shares upon the exercise of any purchase rights under this Warrant. The Company further covenants that its issuance of this Warrant shall constitute full authority to its officers who are charged with the duty of executing stock certificates to execute and issue the necessary certificates for the Warrant Shares upon the exercise of the purchase rights under this Warrant.

13. Holders Right to Call Note. If the Holder exercises its Call Right pursuant to Section 1(e) of the Purchase Agreement, then upon delivery of the Note Call Amount to the Holder by the Company, this Warrant shall terminate and be deemed null and void.

14. Miscellaneous.

(a) Governing Law. This Warrant is being delivered in and shall be construed in accordance with the laws of the State of Florida, without regard to the conflicts of laws provisions thereof.

(b) Restrictions. The Holder acknowledges that the Warrant Shares acquired upon the exercise of this Warrant, if not registered for resale, will have restrictions upon resale imposed by state and federal securities laws.

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(c) Notices. All notices, requests, demands, consents, instructions or other communications required or permitted hereunder shall be in writing and emailed, mailed or delivered to each party. The addresses for notice shall be as set forth in the Purchase Agreement.

(d) Successors and Assigns. Subject to applicable securities laws, this Warrant and the rights and obligations evidenced hereby shall inure to the benefit of and be binding upon the successors of the Company and the successors and permitted assigns of Holder. The provisions of this Warrant are intended to be for the benefit of all Holders from time to time of this Warrant and shall be enforceable by any such Holder or holder of Warrant Shares.

(e) Amendment. Subject to this Section 14(e), no term of this Warrant may be amended without the written consent of the Company and the Holder. The observance of any term of this Warrant may be waived (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of the Company and the Holder.

(f) Severability. Wherever possible, each provision of this Warrant shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Warrant shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provisions or the remaining provisions of this Warrant.

(g) Headings. The headings used in this Warrant are for the convenience of reference only and shall not, for any purpose, be deemed a part of this Warrant.

[Signature Page Follows]

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IN WITNESS WHEREOF, the Company has caused this Warrant to be executed as of the Issuance Date by its officer thereunto duly authorized.

ISSUANCE DATE:	February 6, 2023

HOLDER:	[___]

WARRANT SHARES:	[___]

COMPANY:

SKYX PLATFORMS CORP.

By:
Name:	John P. Campi
Title:	Chief Executive Officer

[Signature Page to Common Stock Purchase Warrant]

NOTICE OF EXERCISE

To: SKYX Platforms Corp. (the “Company”)

(1) The undersigned hereby elects to purchase _________ Warrant Shares (as defined in the Warrant) of the Company pursuant to the terms of the attached Common Stock Purchase Warrant (the “Warrant”), and tenders herewith payment in lawful money of the United States of the exercise price in full, together with all applicable transfer taxes, if any.

(2) Please issue a certificate or certificates representing said Warrant Shares in the name of, and delivered to:

Name:

Address:

Tax ID:

(3) Accredited Investor. The undersigned is an “accredited investor” as defined in Regulation D under the Securities Act of 1933, as amended.

Dated:	_______________________
By:
Name:
Title:
(Signature must conform in all respects to the name of the holder as specified on the face of the Warrant)

ASSIGNMENT FORM

(To assign the foregoing warrant, execute this form and supply required information.

Do not use this form to exercise the warrant.)

FOR VALUE RECEIVED, the foregoing Common Stock Purchase Warrant and all rights evidenced thereby are hereby assigned to:

Name:

Address:

Dated:	________________________
By:
Name:
Title:
(Signature must conform in all respects to the name of the holder as specified on the face of the Warrant)

Signature Guaranteed: _______________________

NOTE: The signature to this Assignment Form must correspond with the name as it appears on the face of the Warrant, without alteration or enlargement or any change whatsoever, and must be guaranteed by a bank or trust company. Officers of corporations and those acting in a fiduciary or other representative capacity should file proper evidence of authority to assign the foregoing Warrant.